Exhibit 99.1

First US Bancshares, Inc. Reports Second Quarter 2026 Results

BIRMINGHAM, AL (July 29, 2026)

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $1.8 million, or $0.31 per diluted share, for the quarter ended June 30, 2026 (“2Q2026”), compared to $1.9 million, or $0.33 per diluted share, for the quarter ended March 31, 2026 (“1Q2026”) and $0.2 million, or $0.03 per diluted share, for the quarter ended June 30, 2025 (“2Q2025”). For the six months ended June 30, 2026, net income totaled $3.7 million, or $0.64 per diluted share, compared to $1.9 million, or $0.32 per diluted share, for the six months ended June 30, 2025. The increase in earnings in both 2Q2026 and the six months ended June 30, 2026, compared to the corresponding periods of 2025, resulted primarily from a decrease in the provision for credit losses on loans and leases.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Six Months Ended
	2026		2025			2026	2025
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Results of Operations: (Dollars in Thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$14,657	$14,940	$15,262	$15,281	$14,854	$29,597	$28,872
Interest expense	5,157	5,725	5,839	5,619	5,378	10,882	10,499
Net interest income	9,500	9,215	9,423	9,662	9,476	18,715	18,373
Provision for credit losses	939	254	220	566	2,717	1,193	3,245
Net interest income after provision for credit losses	8,561	8,961	9,203	9,096	6,759	17,522	15,128
Non-interest income	1,318	840	995	860	849	2,158	1,724
Non-interest expense	7,643	7,341	7,271	7,437	7,444	14,984	14,362
Income before income taxes	2,236	2,460	2,927	2,519	164	4,696	2,490
Provision for income taxes	483	515	798	583	9	998	563
Net income	$1,753	$1,945	$2,129	$1,936	$155	$3,698	$1,927
Per Share Data:
Basic net income per share	$0.31	$0.34	$0.37	$0.33	$0.03	$0.65	$0.33
Diluted net income per share	$0.31	$0.33	$0.36	$0.32	$0.03	$0.64	$0.32
Dividends declared	$0.07	$0.07	$0.07	$0.07	$0.07	$0.14	$0.14
Key Measures (Period End):
Total assets	$1,147,619	$1,165,236	$1,154,785	$1,147,175	$1,143,379
Tangible assets (1)	1,140,184	1,157,801	1,147,350	1,139,740	1,135,932
Total loans	860,635	843,697	853,018	867,520	871,431
Allowance for credit losses ("ACL") on loans and leases	10,882	10,536	10,704	10,700	11,388
Investment securities, net	165,959	181,545	168,540	164,493	157,137
Total deposits	997,956	1,038,849	1,027,962	1,002,472	986,846
Short-term borrowings	25,000	—	—	20,000	35,000
Long-term borrowings	10,982	10,963	10,945	10,927	10,909
Total shareholders’ equity	104,285	104,634	105,648	104,238	101,892
Tangible common equity (1)	96,850	97,199	98,213	96,803	94,445
Book value per common share	18.88	18.67	18.53	18.08	17.70
Tangible book value per common share (1)	17.54	17.34	17.23	16.79	16.41
Common shares outstanding	5,523,209	5,604,123	5,699,696	5,765,137	5,755,064
Key Ratios:
Return on average assets (annualized)	0.62%	0.67%	0.74%	0.68%	0.06%	0.65%	0.35%
Return on average common equity (annualized)	6.73%	7.46%	8.04%	7.48%	0.61%	7.09%	3.86%
Return on average tangible common equity (annualized) (1)	7.24%	8.02%	8.65%	8.06%	0.66%	7.63%	4.17%
Pre-tax pre-provision net revenue to average assets (annualized) (1)	1.12%	0.94%	1.09%	1.08%	1.03%	1.03%	1.05%
Net interest margin	3.56%	3.37%	3.46%	3.60%	3.59%	3.46%	3.56%
Efficiency ratio (2)	70.7%	73.0%	69.8%	70.7%	72.1%	71.8%	71.5%
Total loans to deposits	86.2%	81.2%	83.0%	86.5%	88.3%
Total loans to assets	75.0%	72.4%	73.9%	75.6%	76.2%
Common equity to total assets	9.09%	8.98%	9.15%	9.09%	8.91%
Tangible common equity to tangible assets (1)	8.49%	8.40%	8.56%	8.49%	8.31%
Tier 1 leverage ratio (3)	9.16%	8.85%	9.03%	9.19%	9.23%
ACL on loans and leases as % of total loans	1.26%	1.25%	1.25%	1.23%	1.31%
Nonperforming assets as % of total assets	0.17%	0.16%	0.14%	0.19%	0.33%
Net charge-offs as a percentage of average loans (annualized)	0.30%	0.23%	0.08%	0.61%	0.79%	0.27%	0.47%

(1) Refer to the Non-GAAP Financial Measures section for a reconciliation of this non-GAAP measure to a GAAP-amount.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

CEO Commentary

“We are pleased to report significantly improved year-over-year earnings, along with solid loan growth and quarter-over-quarter expansion of net interest margin,” stated James F. House, President and CEO of the Company. “Diluted earnings per share doubled comparing the first six months of 2026 to the same period of 2025. While the geopolitical and economic environments remain uncertain, we continued to see resilience in the markets that we serve during the second quarter. We experienced robust loan growth during the quarter, particularly in the Bank’s construction and indirect consumer lending portfolios. In addition, we saw substantial margin improvement from 1Q2026 as we were able to manage deposit costs downward in a meaningful way,” continued Mr. House.

Financial Results

Loans and Leases – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2026		2025
	June 30,	March 31,	December 31,	September 30,	June 30,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$41,062	$27,236	$32,618	$38,560	$48,101
Secured by 1-4 family residential properties	63,093	65,460	66,996	67,620	67,587
Secured by multi-family residential properties	119,362	124,826	117,769	112,763	118,807
Secured by non-residential commercial real estate	181,480	189,408	200,699	211,400	215,035
Commercial and industrial loans ("C&I")	46,834	46,665	48,360	46,562	40,986
Consumer loans:
Direct	4,379	4,362	4,844	4,999	4,836
Indirect	404,425	385,740	381,732	385,616	376,079
Total loans and leases held for investment	860,635	843,697	853,018	867,520	871,431
ACL on loans and leases	10,882	10,536	10,704	10,700	11,388
Net loans and leases held for investment	$849,753	$833,161	$842,314	$856,820	$860,043

Total loans increased by $16.9 million, or 2.0%, in 2Q2026 compared to 1Q2026. Growth in the construction and consumer indirect categories was partially offset by decreases in other categories, primarily in non-residential commercial real estate, multi-family residential and 1-4 family residential. The decreases in the commercial real estate and multi-family categories resulted primarily from the payoff of real estate projects that had been anticipated to occur in the normal course of the project life cycle. The growth in the construction category was consistent with economic growth in the Company’s service territories, while the growth in the indirect consumer category was consistent with typical seasonal trends. The indirect lending platform focuses on consumer lending at the higher end of the credit spectrum. Collateral financed in the indirect portfolio primarily includes boats, recreational vehicles, campers, horse trailers and cargo trailers. The weighted average credit score at the time of funding for the portfolio was 785. Growth in the total loan portfolio during 2Q2026 offset reductions in 1Q2026. For the six months ended June 30, 2026, total loans increased by $7.6 million, or 0.9%. Average total loans over the six-month period ended June 30, 2026 were $11.3 million, or 1.3%, higher than average total loans over the corresponding period of 2025. Consistent with reductions in the Federal funds rate in the latter part of 2025, the average yield on loans decreased in the first six months of 2026 relative to the corresponding period of 2025. The average yield on total loans was 5.90% in 2Q2026, compared to 5.95% during 1Q2026 and 6.07% in 2Q2025. For the six months ended June 30, 2026, the average yield on loans totaled 5.92%, compared to 6.05% during the six months ended June 30, 2025.

Deposits – Total deposits decreased by $40.9 million, or 3.9%, in 2Q2026. Included in the decrease were $20.1 million in wholesale brokered time deposits that matured and were not replaced. Of the remaining decrease, $15.1 million represented interest-bearing demand deposit accounts and $6.4 million interest-bearing time deposits. These decreases were partially offset by an increase in noninterest-bearing demand deposits of $0.7 million during the quarter. The decrease in both wholesale deposits, as well as other interest-bearing deposits, assisted management’s efforts to reduce overall deposit costs, while maintaining an appropriate level of core funding. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $835.2 million, or 83.7% of total deposits, as of June 30, 2026, compared to $853.8 million or 82.2% of total deposits, as of March 31, 2026, and $838.3 million, or 81.6% of total deposits, as of December 31, 2025. The average rate on deposits totaled 1.98% during 2Q2026, compared to 2.18% during 1Q2026 and 2.08% during 2Q2025. For the six months ended June 30, 2026, the average rate on deposits totaled 2.08%, compared to 2.07% during the six months ended June 30, 2025.

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

Cash and Investment Securities – As of June 30, 2026, the Company held cash, federal funds sold and securities purchased under reverse repurchase agreements totaling $63.8 million, or 5.6% of total assets, compared to $78.4 million, or 6.8% of total assets, as of December 31, 2025. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $166.0 million as of June 30, 2026, compared to $168.5 million as of December 31, 2025. During the six months ended June 30, 2026, the Company purchased $25.4 million in investment securities at market rates in existence at the time of purchase. In addition, the Company sold investment securities with a principal balance totaling $7.1 million and recorded a gain on sale totaling $0.5 million during 2Q2026. These purchases and sales, combined with the maturity and paydown of investment securities at lower rates, have led to continued improvement in yield on the portfolio. The average yield on investment securities, including both available-for-sale and held-to-maturity securities, totaled 3.95% during 2Q2026, compared to 3.89% during 1Q2026, and 3.46% during 2Q2025. For the six months ended June 30, 2026, the average yield on investment securities totaled 3.92%, compared to 3.45% during the six months ended June 30, 2025. As of June 30, 2026, the expected average life of securities in the investment portfolio was 3.6 years compared to 3.7 years as of December 31, 2025.

Net Interest Income and Margin – Net interest income in 2Q2026 increased by $0.3 million, or 3.1%, compared to 1Q2026 and increased by $24 thousand, or 0.3%, compared to 2Q2025. Net interest margin was 3.56% for 2Q2026, compared to 3.37% for 1Q2026 and 3.59% for 2Q2025. For the six months ended June 30, 2026, net interest margin totaled 3.46%, compared to 3.56% for the six months ended June 30, 2025. The decrease in net interest margin comparing the first half of 2026 to the corresponding period of 2025 resulted primarily from reductions in loan yields that occurred following the reduction of the Federal funds rate during the latter part of 2025.

Asset Quality – Nonperforming assets, including loans in non-accrual status, other real estate owned, and repossessed assets, totaled $1.9 million as of June 30, 2026, compared to $1.6 million as of December 31, 2025. As a percentage of total assets, nonperforming assets totaled 0.17% as of June 30, 2026, compared to 0.14% as of December 31, 2025. Net charge-offs as a percentage of average loans totaled 0.30% in 2Q2026, compared to 0.23% in 1Q2026 and 0.79% during 2Q2025. For the six months ended June 30, 2026, net charge-offs as a percentage of average loans totaled 0.27%, compared to 0.47% during the six months ended June 30, 2025. The decrease in net charge-offs comparing the first half of 2026 to the corresponding period of 2025 was due to the partial charge-off in 2Q2025 of one individually evaluated commercial loan totaling $1.2 million that was not repeated in 2026. The increase in net charge-offs comparing 2Q2026 to 1Q2026 was due to an uptick in charge-offs associated with the indirect portfolio.

Provision for Credit Losses – During 2Q2026, the Company recorded a provision for credit losses totaling $0.9 million, compared to $0.3 million in 1Q2026 and $2.7 million in 2Q2025. For the six months ended June 30, 2026, the provision for credit losses totaled $1.2 million, compared to $3.2 million for the six months ended June 30, 2025. The increase in provision in 2Q2026 compared to 1Q2026 was due primarily to loan growth in 2Q2026, as well as changes in the economic forecasting associated with the Company’s credit forecasting model. The decreased provision comparing the first half of 2026 to the corresponding periods of 2025 resulted primarily from provisioning for specifically identified commercial loans in 2Q2025. The credit issues associated with additional provisioning in 2Q2025 were resolved later in 2025, and accordingly, the same level of provisioning was not repeated during 2026. As of June 30, 2026, the Company’s ACL on loans and leases as a percentage of total loans was 1.26%, compared to 1.25% as of December 31, 2025. While management believes that the ACL is adequate to absorb credit losses within the Company’s loan portfolio, inherent uncertainty exists pertaining to the ultimate impact on the portfolio of both geopolitical and economic matters, including prospective inflation, unemployment levels, tariffs, and consumer affordability.

Pre-tax Pre-provision Net Revenue (“PPNR”) – PPNR totaled $3.2 million in 2Q2026, compared to $2.7 million in 1Q2026 and $2.9 million in 2Q2025. As a percentage of average assets, PPNR totaled 1.12% in 2Q2026, compared to 0.94% in 1Q2026 and 1.03% in 2Q2025. For the six months ended June 30, 2026, PPNR as a percentage of average assets was 1.03%, compared to 1.05% for the six months ended June 30, 2025. Refer to the non-GAAP Financial Measures section for a reconciliation of PPNR to net income.

Non-interest Income – Non-interest income increased to $1.3 million in 2Q2026, compared to $0.8 million in both 1Q2026 and 2Q2025. The increase in non-interest income in 2Q2026 compared to both prior periods resulted from gains on sale of securities totaling $0.5 million. For the six months ended June 30, 2026, non-interest income totaled $2.2 million, compared to $1.7 million for the six months ended June 30, 2025, an increase of $0.5 million resulting from the gains on sale of securities taken in 2Q2026.

Non-interest Expense – Non-interest expense totaled $7.6 million in 2Q2026, compared to $7.3 million in 1Q2026 and $7.4 million in 2Q2025. For the six months ended June 30, 2026, non-interest expense totaled $15.0 million, compared to $14.4 million for the six months ended June 30, 2025. The expense increases, comparing both 2Q2026 and the six-month period ended June 30, 2026 to prior periods, resulted primarily from inflationary increases in various expense categories, as well as an increase in net occupancy expenses associated with expansion of the Company’s banking center footprint.

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

Shareholders’ Equity – As of June 30, 2026, shareholders’ equity totaled $104.3 million, or 9.09% of total assets, compared to $105.6 million, or 9.15% of total assets, as of December 31, 2025. While earnings, net of dividends paid, increased shareholders’ equity during the six months ended June 30, 2026, the increase was fully offset by share repurchases, combined with an increase in the Company’s accumulated other comprehensive loss resulting primarily from the increasing interest rate environment and the sale of investment securities during the period. The Company’s ratio of tangible common equity to tangible assets was 8.49% as of June 30, 2026, compared to 8.56% as of December 31, 2025.

Cash Dividend – In 2Q2026, the Company declared a cash dividend of $0.07 per share on its common stock, consistent with the dividend paid in 1Q2026 and all four quarters of 2025.

Share Repurchases – During 2Q2026, the Company completed the repurchase of 91,000 shares of its common stock at a weighted average price of $15.83 per share, bringing total share repurchases for the six months ended June 30, 2026 to 237,500 shares at a weighted average price of $15.33 per share. All repurchases were completed under the Company’s previously announced share repurchase program, which was expanded in 2025. As of June 30, 2026, 1,547,313 shares remained available for repurchase under the program.

Regulatory Capital – During 2Q2026, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of June 30, 2026, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 10.85%, its total capital ratio was 12.02%, and its Tier 1 leverage ratio was 9.16%.

Liquidity – As of June 30, 2026, the Company continued to maintain funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, FHLB advances, the FRB's discount window, and brokered deposits. Refer to the Non-GAAP Financial Measures section for additional discussion of measures of the Company’s liquidity.

Banking Center Growth – During 2Q2026, the Company opened a new banking center office in Daphne, Alabama. The location will serve as the Bank’s initial deposit gathering facility in the Daphne/Mobile area. In addition, during 2Q2026, the Company purchased an office in Orange Beach, Alabama, which is expected to serve as a banking center following the completion of renovations. The location is expected to open to the public in 2027.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including loan losses may be greater than anticipated; our ability to ensure that sufficient cash flow and liquid assets are available to satisfy current and future financial obligations; the increased lending risks associated with commercial real estate lending; potential weakness in the residential real estate market; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; the effects of significant changes to the structure and operations of the federal government; digital banking trends may create deposit volatility; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the effects of fiscal challenges facing the U.S. government or any potential government shutdown; effects of changes in the policies of monetary authorities and other government action; the impact of technological changes in the

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the risks and challenges presented by the development and use of artificial intelligence (“AI”); risks of dependence on outside third parties for the processing and handling of our records and data; the costs of complying with extensive governmental regulation; the risk that internal controls and procedures might fail or be circumvented; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the potential impact of climate change related legislative and regulatory initiatives; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; the volatility of our stock price; our dependence on the soundness of other financial institutions; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

THREE MONTHS ENDED June 30, 2026 AND 2025

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2026			June 30, 2025
	Average Balance	Interest	Annualized Yield/Rate %	Average Balance	Interest	Annualized Yield/Rate %
ASSETS
Interest-earning assets:
Loans	$853,798	$12,554	5.90%	$857,707	$12,989	6.07%
Investment securities	174,606	1,719	3.95%	154,576	1,335	3.46%
Federal Home Loan Bank stock	1,429	22	6.18%	1,320	26	7.90%
Federal funds sold and securities purchased under reverse repurchase agreements	6,498	62	3.83%	4,850	53	4.38%
Interest-bearing deposits in banks	33,320	300	3.61%	40,710	451	4.44%
Total interest-earning assets	1,069,651	14,657	5.50%	1,059,163	14,854	5.63%

Noninterest-earning assets	64,803			63,179
Total assets	$1,134,454			$1,122,342

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$207,143	350	0.68%	$203,734	438	0.86%
Money market/savings deposits	327,283	1,995	2.44%	273,185	1,743	2.56%
Time deposits	311,093	2,571	3.31%	356,602	2,944	3.31%
Total interest-bearing deposits	845,519	4,916	2.33%	833,521	5,125	2.47%
Noninterest-bearing demand deposits	150,638	—	—	155,432	—	—
Total deposits	996,157	4,916	1.98%	988,953	5,125	2.08%
Borrowings	24,281	241	3.98%	22,966	253	4.42%
Total funding liabilities	1,020,438	5,157	2.03%	1,011,919	5,378	2.13%

Other noninterest-bearing liabilities	9,477			9,100
Shareholders’ equity	104,539			101,323
Total liabilities and shareholders' equity	$1,134,454			$1,122,342

Net interest income		$9,500			$9,476
Net interest margin			3.56%			3.59%

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

SIX MONTHS ENDED June 30, 2026 AND 2025

(Dollars in Thousands)

(Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2026			June 30, 2025
	Average Balance	Interest	Annualized Yield/Rate %	Average Balance	Interest	Annualized Yield/Rate %
ASSETS
Interest-earning assets:
Loans	$852,519	$25,045	5.92%	$841,210	$25,230	6.05%
Investment securities	175,154	3,406	3.92%	160,377	2,747	3.45%
Federal Home Loan Bank stock	1,113	34	6.16%	1,331	50	7.58%
Federal funds sold and securities purchased under reverse repurchase agreements	11,077	214	3.90%	4,850	106	4.41%
Interest-bearing deposits in banks	49,603	898	3.65%	33,505	739	4.45%
Total interest-earning assets	1,089,466	29,597	5.48%	1,041,273	28,872	5.59%

Noninterest-earning assets	64,351			63,664
Total assets	$1,153,817			$1,104,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$208,900	750	0.72%	$207,909	930	0.90%
Money market/savings deposits	328,886	4,123	2.53%	265,160	3,287	2.50%
Time deposits	332,281	5,653	3.43%	343,494	5,777	3.39%
Total interest-bearing deposits	870,067	10,526	2.44%	816,563	9,994	2.47%
Noninterest-bearing demand deposits	150,539	—	—	155,363	—	—
Total deposits	1,020,606	10,526	2.08%	971,926	9,994	2.07%
Borrowings	17,655	356	4.07%	23,184	505	4.39%
Total funding liabilities	1,038,261	10,882	2.11%	995,110	10,499	2.13%

Other noninterest-bearing liabilities	10,395			9,294
Shareholders’ equity	105,161			100,533
Total liabilities and shareholders' equity	$1,153,817			$1,104,937

Net interest income		$18,715			$18,373
Net interest margin			3.46%			3.56%

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Cash and due from banks	$11,707	$9,401
Interest-bearing deposits in banks	47,230	64,146
Total cash and cash equivalents	58,937	73,547
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	4,850
Investment securities available-for-sale, at fair value (amortized cost $168,469 and $169,037; net of allowance for credit losses of $- and $-)	165,578	168,075
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses of $- and $-, (fair value 2026 - $364, 2025 - $449)	381	465
Federal Home Loan Bank stock, at cost	1,779	791
Loans and leases held for investment	860,635	853,018
Less allowance for credit losses on loans and leases	10,882	10,704
Net loans and leases held for investment	849,753	842,314
Premises and equipment, net of accumulated depreciation	27,212	26,284
Cash surrender value of bank-owned life insurance	17,555	17,378
Accrued interest receivable	3,980	3,916
Goodwill and core deposit intangible, net	7,435	7,435
Other real estate owned	175	256
Other assets	9,984	9,474
Total assets	$1,147,619	$1,154,785
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$149,800	$153,809
Interest-bearing	848,156	874,153
Total deposits	997,956	1,027,962
Accrued interest expense	1,526	2,526
Other liabilities	7,870	7,704
Short-term borrowings	25,000	—
Long-term borrowings	10,982	10,945
Total liabilities	1,043,334	1,049,137
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 8,019,126 and 7,947,303 shares issued, respectively; 5,523,209 and 5,699,696 shares outstanding, respectively	80	79
Additional paid-in capital	16,411	16,005
Accumulated other comprehensive loss, net of tax	(1,700)	(780)
Retained earnings	124,166	121,249
Less treasury stock: 2,495,917 and 2,247,607 shares at cost, respectively	(34,672)	(30,905)
Total shareholders’ equity	104,285	105,648
Total liabilities and shareholders’ equity	$1,147,619	$1,154,785

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,554	$12,989	$25,045	$25,230
Interest on investment securities	1,719	1,335	3,406	2,747
Interest on deposits in banks	300	451	898	739
Other	84	79	248	156
Total interest income	14,657	14,854	29,597	28,872

Interest expense:
Interest on deposits	4,916	5,125	10,526	9,994
Interest on borrowings	241	253	356	505
Total interest expense	5,157	5,378	10,882	10,499

Net interest income	9,500	9,476	18,715	18,373

Provision for credit losses	939	2,717	1,193	3,245

Net interest income after provision for credit losses	8,561	6,759	17,522	15,128

Non-interest income:
Net gain on sales and prepayments of investment securities	455	—	458	2
Service and other charges on deposit accounts	277	278	560	566
Lease income	272	269	541	553
Other income, net	314	302	599	603
Total non-interest income	1,318	849	2,158	1,724

Non-interest expense:
Salaries and employee benefits	3,898	3,945	7,712	7,681
Net occupancy and equipment	1,016	937	1,987	1,812
Computer services	457	421	794	833
Insurance expense and assessments	408	366	823	750
Fees for professional services	310	470	638	685
Other expense	1,554	1,305	3,030	2,601
Total non-interest expense	7,643	7,444	14,984	14,362

Income before income taxes	2,236	164	4,696	2,490
Provision for income taxes	483	9	998	563
Net income	$1,753	$155	$3,698	$1,927
Basic net income per share	$0.31	$0.03	$0.65	$0.33
Diluted net income per share	$0.31	$0.03	$0.64	$0.32
Dividends per share	$0.07	$0.07	$0.14	$0.14

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, pre-tax pre-provision net revenue, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both June 30, 2026 and December 31, 2025.

	June 30, 2026	December 31, 2025
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements:
Cash and cash equivalents	$58,937	$73,547
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	4,850
Total liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements	63,787	78,397
Liquidity from pledgable investment securities:
Investment securities available-for-sale, at fair value	165,578	168,075
Investment securities held-to-maturity, at amortized cost	381	465
Less: securities pledged	(58,409)	(58,497)
Less: estimated collateral value discounts	(10,747)	(10,671)
Total liquidity from pledgable investment securities	96,803	99,372
Liquidity from unused lendable collateral (loans) at FHLB	9,723	30,504
Liquidity from unused lendable collateral (loans and securities) at FRB	191,593	210,921
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$409,906	$467,194

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold, securities purchased under reverse repurchase agreements and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the FHLB and FRB, as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-to-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

The Company’s readily available liquidity position decreased to $409.9 million as of June 30, 2026, compared to $467.2 million as of December 31, 2025 due to a combination of factors, including a reduction in cash and cash equivalents commensurate with efforts to improve balance sheet efficiency, combined with increased usage of secured short-term borrowings as of June 30, 2026. While readily available liquidity decreased comparing June 30, 2026 to December 31, 2025, the Company maintained ample access to liquidity relative to estimated uninsured deposits. Excluding wholesale brokered deposits, as of June 30, 2026, the Bank had approximately 27 thousand deposit accounts with an average balance of approximately $32.2 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $176.7 million, or 17.6 % of total deposits, as of June 30, 2026. As of December 31, 2025, estimated uninsured deposits totaled $218.0 million, or 21.2% of total deposits.

Pre-tax Pre-provision Net Revenue

The Company utilizes pre-tax pre-provision net revenue (“PPNR”) as a supplemental measure of profitability in addition to earnings measures defined by GAAP, including income before income taxes and net income. PPNR measures the Company’s profitability before accounting for the provisions for credit losses and income taxes. Management believes PPNR provides a means to effectively measure the Company’s core operating profitability on a trended basis. In management’s experience, PPNR and PPNR as a percentage of average assets are commonly used by stock analysts and investors in conjunction with their evaluation of financial institutions. The table below reconciles the Company’s calculation of PPNR to amounts recorded in accordance with GAAP.

	Quarter Ended					Six Months Ended
	2026		2025			2026	2025
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	(Dollars in Thousands)
	(Unaudited Reconciliation)

Net income	$1,753	$1,945	$2,129	$1,936	$155	$3,698	$1,927
Add: Provision for income taxes	483	515	798	583	9	998	563
Add: Provision for credit losses	939	254	220	566	2,717	1,193	3,245
Pre-tax pre-provision net revenue	$3,175	$2,714	$3,147	$3,085	$2,881	$5,889	$5,735
Average assets	$1,134,454	$1,173,390	$1,145,476	$1,130,259	$1,122,342	$1,153,817	$1,104,937
PPNR as a percentage of average assets (annualized)	1.12%	0.94%	1.09%	1.08%	1.03%	1.03%	1.05%

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in

First US Bancshares, Inc. Reports Second Quarter 2026 Results

July 29, 2026

their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

		Quarter Ended					Six Months Ended
		2026		2025			2026	2025
		June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,147,619	$1,165,236	$1,154,785	$1,147,175	$1,143,379
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	—	—	—	12
Tangible assets	(a)	$1,140,184	$1,157,801	$1,147,350	$1,139,740	$1,135,932

Total shareholders’ equity		$104,285	$104,634	$105,648	$104,238	$101,892
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	—	—	—	12
Tangible common equity	(b)	$96,850	$97,199	$98,213	$96,803	$94,445

Average shareholders’ equity		$104,539	$105,790	$105,067	$102,737	$101,323	$105,161	$100,533
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		—	—	—	4	21	—	30
Average tangible shareholders’ equity	(c)	$97,104	$98,355	$97,632	$95,298	$93,867	$97,726	$93,068

Net income	(d)	$1,753	$1,945	$2,129	$1,936	$155	$3,698	$1,927
Common shares outstanding (in thousands)	(e)	5,523	5,604	5,700	5,765	5,755

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$17.54	$17.34	$17.23	$16.79	$16.41

Tangible common equity to tangible assets	(b)/(a)	8.49%	8.40%	8.56%	8.49%	8.31%

Return on average tangible common equity (annualized)	(1)	7.24%	8.02%	8.65%	8.06%	0.66%	7.63%	4.17%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200